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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-117751 and Forms S-8 Nos. 33-53523, 33-53525, 333-63032,
333-67249, and 333-83897) of Reebok International Ltd. and in the related Prospectus of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedules of Reebok International, Ltd., Reebok International Ltd. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reebok International Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                    /s/ Ernst & Young LLP

Boston, Massachusetts
March 2, 2005